Exhibit 99.1

John T. Taylor Named Porter Bancorp, Inc. CEO and PBI Bank Chairman

Taylor Receives Regulatory Approval for Key Leadership Roles

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 21, 2013--Porter Bancorp, Inc. (NASDAQ:PBIB), parent company of PBI Bank, announced today that John T. Taylor was named Chief Executive Officer (CEO) of Porter Bancorp and Chairman of the Board of PBI Bank following regulatory approval. Mr. Taylor previously served as interim CEO of Porter Bancorp and interim Chairman of the Board of PBI Bank.

Commenting on the announcement, W. Glenn Hogan, Chairman of the Board of Porter Bancorp, Inc., said, “We are pleased to announce that John Taylor has been named CEO of Porter Bancorp and Chairman of PBI Bank. John has served as President of Porter Bancorp and President and CEO of PBI Bank since July 2012, and he will continue in these roles in addition to assuming his new leadership roles with the holding company and bank.

“John has a solid history in leading organizations with a clear vision and strategy to build long-term shareholder value while providing superior service to our customers. His knowledge of our Kentucky markets, combined with his expertise in credit management and special assets, has been an important part in leading our bank through the challenging economic environment.

“Since joining Porter Bancorp and PBI Bank, he has assembled a team focused on asset quality remediation, regulatory capital restoration, and lowering the risk profile of the bank. Our most recent quarter’s financial results demonstrate our progress in significantly reducing our net loss, our provision for loan losses and non-performing assets. We expect to enter 2014 as a much stronger organization under John’s leadership, and we remain positive about the future for Porter Bancorp and PBI Bank,” concluded Hogan.

John T. Taylor, age 53, was named President and CEO of PBI Bank and President of Porter Bancorp, Inc. in July 2012. He was also elected as a Board member of PBI Bank and Porter Bancorp. Prior to joining Porter Bancorp and PBI Bank, Mr. Taylor served as President and CEO of American Founders Bank, Inc. and American Founders Bancorp, Inc. of Lexington, Kentucky. He previously served in senior management positions with increasing responsibility for PNC Bank, N.A., including as President of its Ohio/Northern Kentucky region for six years. He has more than 29 years of banking experience in Kentucky and Ohio. He holds a bachelor’s and master’s degree in business administration from the University of Kentucky.

About Porter Bancorp, Inc.

Porter Bancorp, Inc., a bank holding company headquartered in Louisville, Kentucky, had $1.0 billion in assets as of September 30, 2013. Through Porter’s subsidiary PBI Bank, it operates 18 full-service banking offices in Kentucky. Porter Bancorp’s common stock is traded on the Nasdaq Global Market under the symbol “PBIB.”

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

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CONTACT:
Porter Bancorp, Inc.
Phil Barnhouse, 502-499-4800
Chief Financial Officer